21.  Subsidiaries

  INS Acquisition Sub., Inc.
  National Care Resources - Colorado, Inc.
  National Care Resources - New York, Inc.
  National Care Resources - Texas, Inc.
  National Care Resources - Travel, Inc.
  JJ Care Resources
  TherAmerica, Inc.